CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated April 24, 2013, relating to the financial statements and financial highlights which appear in the February 28, 2013 Annual Reports to Shareholders of JPMorgan Credit Opportunities Fund, JPMorgan Emerging Markets Debt Fund, JPMorgan Inflation Managed Bond Fund, JPMorgan Multi-Sector Income Fund, JPMorgan Real Return Fund, JPMorgan Strategic Income Opportunities Fund and JPMorgan Total Return Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 27, 2013